Exhibit 99.1

WIZE PHARMA COMPLETES PATIENT ENROLLMENT IN PHASE II STUDY OF LO2A
FOR TREATMENT OF PATIENTS WITH CCH

HOD HASHARON, Israel, April 4, 2018 /PRNewswire/ -- Wize Pharma, Inc. (OTCQB: WIZP) (OTCQB: WIZPD), a clinical-stage biopharmaceutical company focused on the treatment of ophthalmic disorders, today announced it has completed enrolment of all 62 patients in its multi-center Phase II clinical trial in Israel of LO2A for the treatment of patients with moderate to severe Conjunctivochalasis (CCH).

LO2A is currently approved in Israel for the treatment of dry eye syndrome (DES) and sales are expected to commence in Israel in 2018. Wize is also conducting a Phase IV clinical trial in Israel of LO2A for the symptomatic treatment of DES in patients with Sjögren’s syndrome (Sjögren’s).

The current Phase II multi-center, randomized, double-blind, placebo-controlled clinical trial is evaluating the efficacy and safety of LO2A as compared to placebo in patients with CCH. Patients are randomly assigned in a 1:1 ratio to one of two treatment groups, LO2A or placebo and are treated with topical eye drops for three months. The primary endpoint is change from baseline in lissamine green conjunctival staining (LGCS) score, a standard measurement tool for the indication, after three months of treatment. Secondary endpoints include change in the lid-parallel conjunctival fold (LIPCOF) grade score at one and three months compared to baseline, change from baseline in LGCS score at one month, change in tear-film break up time (TFBUT) compared to baseline at one and three months, and change in ocular surface disease index (OSDI) score compared to baseline at one and three months.

"Completion of patient enrollment in our Phase II study of LO2A for the treatment of patients with CCH is a key milestone for Wize. This Phase II study, while conducted in Israel, is designed according to U.S. standards by a leading U.S. full-service ophthalmic clinical research organization and product development firm. As such, we believe this data may support our clinical development path for LO2A in the U.S. market," stated Wize's Chairman, Ron Mayron.

"Data from a prior study in Hungary, conducted by the inventor of LO2A, demonstrated improvement in CCH measures following treatment with LO2A. These patients had previously tried and failed treatment on a variety of artificial tear preparations. LO2A is already approved in Hungary for patients with CCH," Mayron added.

The global DES treatment market was valued at approximately $3.7 billion in 2017 and is expected to grow to $4.9 billion by 2022 according to Market Scope.

About DES and CCH

DES is caused by the reduced production and/or improper quality of tear film. CCH is present in up to one-third of dry eye patients in the United States. CCH refers to the presence of redundant folds of loose conjunctiva. These folds can irritate the eye and disrupt tear film and its outflow, leading to DES.

About Wize

Wize Pharma, Inc. is a clinical-stage biopharmaceutical company currently focused on the treatment of ophthalmic disorders, including DES. Wize has in-licensed certain rights to purchase, market, sell and distribute a formula known as LO2A, a drug developed for the treatment of DES, and other ophthalmological illnesses, including CCH and Sjögren’s.

LO2A is currently registered and marketed by its inventor in Germany and Switzerland for the treatment of DES, in Hungary for the treatment of DES and CCH and in the Netherlands for the treatment of DES and Sjögren’s. Wize’s strategy involves engaging local or multinational distributors to handle the distribution of LO2A. Wize is currently conducting a Phase II trial of LO2A for patients with CCH and has commenced a Phase IV study for LO2A for DES in patients with Sjögren’s.

Forward Looking Statements

Wize cautions you that statements in this press release that are not a description of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words referencing future events or circumstances such as "expect," "intend," "plan," "anticipate," "believe," and "will," among others. For example, when we discuss the expected commencement of sales of LO2A in Israel in 2018, we are using a forward-looking statement. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon Wize's current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, risks related to the substantial debt that we have incurred; our needs for additional financing; our dependence on a single compound, LO2A and on the continuation of our license to commercialize LO2A; our inability to expand our rights under our license of LO2A; the initiation, timing, progress and results of our trials and product candidate development efforts; our ability to advance LO2A into clinical trials or to successfully complete our preclinical studies or clinical trials; our receipt of regulatory approvals for LO2A, and the timing of other regulatory filings and approvals; the clinical development, commercialization and market acceptance of LO2A; our ability to establish and maintain corporate collaborations; the implementation of our business model and strategic plans for our business and product candidates; the scope of protection we are able to establish and maintain for intellectual property rights covering LO2A and our ability to operate our business without infringing the intellectual property rights of others; estimates of our expenses, future revenues, and capital requirements; competitive companies, technologies and our industry; and statements as to the impact of the political and security situation in Israel on our business. More detailed information about the risks and uncertainties affecting Wize is contained under the heading "Risk Factors" included in Wize's Annual Report on Form 10-K filed with the SEC on March 29, 2018, and in other filings that Wize has made and may make with the SEC in the future. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they were made. Wize does not undertake any obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as may be required by law.

For all investor enquiries, please contact:

Noam Danenberg

Chief Operating Officer

+972-72-260-0536

noam@wizepharma.com